Exhibit 99.1

ZIVO CLAIMS GRAS STATUS FOR ITS PROPRIETARY ALGAL BIOMASS, ALLOWING IMMEDIATE MARKETING OF ITS PREMIERE PRODUCT AS A HUMAN FOOD INGREDIENT

KEEGO HARBOR, Mich., (November 12, 2018) -- ZIVO Bioscience, Inc. (OTCMKTS:ZIVO) a biotech/agtech R&D company engaged in the commercialization of nutritional products derived from its proprietary algal strains, announces today that it has received notice from an independent scientific review panel that ZIVO has satisfied the safety and process requirements to affirm GRAS status for its proprietary Kalgae™ branded dried algal biomass. GRAS refers to FDA designation Generally Recognized As Safe and allows the Company to market its product as an ingredient in a defined range of foods and beverages.

Initially, the Company will target vegan and functional food & beverage categories, ranging from veggie smoothies to snack bars intended for human consumption. GRAS status allows manufacturers and marketers to integrate the Kalgae™ ingredient into food processing lines and products, and to include its nutritional information on product labels. In turn, the Company has embarked on a comprehensive plan to build a global supply chain and furnish its algal biomass product on a large scale, while maintaining the highest quality and safety standards.

A parallel process to certify the Kalgae™ algal biomass as a phytogenic feed ingredient for poultry nutrition commenced in April 2018 and is expected to wind up in the first quarter of 2019, once again allowing the Company to immediately begin marketing its premiere product in this fast-growing $780 million segment of the poultry feed industry. Feed trials and customer demonstrations will likely precede the official launch date, to accommodate lead times for delivery of the product to prospective customers.

These developments provide the Company its first opportunity to generate revenue from sales of its premiere product in the US, to be followed by subsequent planned entries into European and Asian markets.

About ZIVO Bioscience, Inc.

ZIVO Bioscience, Inc. (OTCQB:ZIVO) is a Michigan-based biotech company engaged in the investigation of the health and nutritional benefits of bioactive compounds derived from its proprietary algal cultures, and the development of natural bioactive compounds for use as dietary supplements and food ingredients, as well as biologically derived and synthetic candidates for medicinal and pharmaceutical applications in humans and animals, specifically focused on autoimmune and inflammatory response modulation.

Safe Harbor Statement

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the timing of completion of a trial, actual future clinical trial results being different than the results the company has obtained to date, and the company's ability to secure funding. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and those actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise.

Contact:

Investor Relations
(248) 452 9866 ext 150
ZIVO Bioscience, Inc.
Investor@zivobioscience.com

Source: Zivo Bioscience, Inc.

Released November 12, 2018